Exhibit 5

GAETA & EVESON, P.A.

Attorneys at Law

8305 Falls of Neuse Road, Suite 203

Raleigh, North Carolina 27615

(919) 845-2558 Telephone

(919) 518-2146 Facsimile

September 12, 2005

Crescent Financial Corporation

1005 High House Road

Cary, North Carolina 27513

RE:    Registration Statement on Form S-2

Ladies and Gentlemen:

We have acted as counsel for Crescent Financial Corporation, Cary, North Carolina, a North Carolina corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-2 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”) relating to the proposed sale of up to 879,750 shares of the Company’s common stock, $1.00 par value per share (the “Common Stock”). Such sale is to be effected pursuant to an underwriting agreement to be entered into with Ryan Beck & Co., Inc., Florham Park, New Jersey.

This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act.

We have examined the Articles of Incorporation and Bylaws of the Company, the minutes of meetings of the Board of Directors and such other corporate records of the Company and other documents and have made such examinations of law, as we have deemed relevant for purposes of this opinion. Based on such examination, it is our opinion that the 879,750 shares of Common Stock which are to registered pursuant to the Registration Statement may be legally issued in accordance with the Company’s Articles of Incorporation and Bylaws, and when so issued and duly delivered against payment therefor as described in the Registration Statement, will be legally issued, fully paid and nonassessable.

This opinion is limited to the laws of the State of North Carolina and no opinion is expressed as to the laws of any other jurisdiction. This opinion does not extend to compliance with federal or state securities laws relating to the sale of the Common Stock.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of this firm under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent we do not hereby admit that this firm is within the category of persons whose consent is required under Section 7 of the Act or regulations promulgated pursuant to the Act.

This opinion is given as of the date hereof and may not be relied upon, circulated, quoted or otherwise referred to for any purpose without our prior written consent in each instance. We assume no obligation to advise you of changes that may hereafter be brought to our attention.

Yours very truly,

GAETA & EVESON, P.A.

/s/ GAETA & EVESON, P.A.